DOR BIOPHARMA, INC.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Reports Fourth Quarter and Year End Financial Results and Accomplishments for 2004

MIAMI--March 14, 2005--DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”), a biopharmaceutical company focused on biodefense vaccines and therapeutics for unmet medical needs, today announced financial results for the fourth quarter and year ended December 31, 2004.

Revenues for 2004 were $997,482, all of which was recognized in the fourth quarter, compared to $83,817 in 2003. The 2004 revenue was due to the September 2004 $5.2 million grant award from the National Institute of Allergy and Infectious Diseases (NIAID) for RiVaxTM.

Net loss for fourth quarter 2004 was approximately $1.8 million, or $0.04 per share, compared to $1.4million, or $0.05 per share, for fourth quarter 2003. The Company's net loss for the year 2004 was approximately $6.3 million, or $0.16 per share, compared to $6.2 million, or $0.21 per share, for the year 2003. The increased net loss for the fourth quarter and the year resulted from increased expenses associated with the completion of the phase III clinical trial orBec® as well as higher expenses associated with DOR’s BioDefense product candidates. In addition, in the fourth quarter the Company took approximately, $0.47 million in non cash charges for options and warrants granted.

"2004 was a significant and transformational year for DOR. A new management team is in place with a renewed focus on product achievements and enhancing shareholder value” stated Michael T. Sember, President and CEO. “Significant progress was made in our Biotherapeutics and BioDefense programs and we have established a clear set of objectives for 2005”,

2004 Development Highlights

Following are highlights of DOR’s key achievements in 2004:

•
Strengthening of DOR's core management team through the addition of key management including Michael T. Sember, M.B.A. (President and Chief Executive Officer), Evan Myrianthopoulos (Chief Financial Officer) and James Clavijo, M.A., (Controller);

•	Alexander P. Haig, J.D. elected to non-Executive Chairman of the Board of Directors;

•	Completion of the pivotal phase III clinical trial for lead product orBec® (beclomethasone 17, 21-dipropionate) for the treatment of intestinal graft versus host disease.

•	$5.2 million National Institute of Allergy and Infectious Diseases grant awarded to DOR for RiVaxTM development.

•	Initiation of human clinical testing of RiVaxTM, the first ever human trials of a ricin vaccine.

•	Entered into a manufacturing collaboration for RiVaxTM with a subsidiary of the Cambrex Corporation (NYSE: CBM);

•
Entered a Cooperative Research and Development agreement with our academic collaborator Thomas Jefferson University and the United States Army for the development of our vaccine against botulinum toxin, BT-VACC™

DOR ended 2004 with approximately $2.3 million in cash, which was supplemented in February 2005, when DOR completed a private equity financing realizing gross proceeds of approximately $3.77 million. DOR also, ended with approximately, $3.0 million in equity and $1.1 million in working capital.

About DOR BioPharma, Inc

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biodefense vaccines and therapeutics for areas of unmet medical needs. Through its BioDefense Division, DOR is developing bioengineered vaccines designed to protect against the deadly effects of ricin and botulinum toxins for potential U.S. Government procurement. DOR has also recently announced the initiation of a new botulinum toxin therapeutic development program based on rational drug design. DOR's lead therapeutic product, orBec® (an oral formulation of beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host Disease (iGVHD), a severe, life-threatening form of gastrointestinal inflammation. DOR recently announced top line results of its pivotal Phase III clinical trial of orBec® in iGVHD in which orBec® demonstrated a highly statistically significant reduction in mortality during the prospectively defined Day 200 post-transplant period and positive trends on its primary endpoint. DOR will meet with the FDA in the coming months to determine the appropriate next steps for the development of orBec®.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective (including that the results of its Phase I clinical trial of RiVaxTM will demonstrate acceptable safety and immunogenicity/efficacy), that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in this study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; DOR BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383